Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

THURSDAY, OCTOBER 23, 2014

Net Sales Increased by 16% on Higher Pricing and Strong Sales Volume

Quarterly Comparison Overview:

–	Net sales increased by 16.0%
–	Sales volume increased by 7.1%
–	Gross profit increased by 4.5%
–	Net income decreased by 12.7%

Elgin, IL, October 23, 2014 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2015. Net income for the first quarter of fiscal 2015 was $5.9 million, or $0.53 per share diluted, compared to $6.8 million, or $0.61 per share diluted, for the first quarter of fiscal 2014.

Net sales increased to $205.0 million in the first quarter of fiscal 2015 from net sales of $176.7 million for the first quarter of fiscal 2014 primarily as a result of higher selling prices for most major nut types due to higher commodity acquisition costs. A 7.1% increase in sales volume, which is defined as pounds sold to customers, also contributed to the increase in net sales in the quarterly comparison. Sales volume increased in the consumer and export distribution channels, and sales volume increased for all major product types except pecans. The sales volume increase in the consumer distribution channel came mainly from significant increases in sales of private brand snack nut and trail mix products and Fisher recipe and snack nut products. The sales volume increase in the export distribution channel was due primarily to increased sales of private brand and Fisher snack nuts. Sales volume declined in the contract packaging distribution channel, which was mostly attributable to a former customer discontinuing a seasonal item. The decline in sales volume in the commercial ingredients distribution channel was attributable to lower pecan sales, which primarily resulted from a major customer discontinuing a promotional item that contained pecans.

Gross profit increased by $1.3 million, and gross profit margin, as a percentage of net sales, decreased to 15.0% for the first quarter of fiscal 2015 compared to 16.6% for the first quarter of fiscal 2014. The increase in the gross profit was mainly attributable to increased sales volume. The decrease in gross profit margin was attributable to higher acquisition costs for certain grades of pecans and almonds.

Total operating expenses for the first quarter of fiscal 2015 increased to $18.7 million from $17.0 million for the first quarter of fiscal 2014. The increase in total operating expenses in the quarterly comparison was primarily attributable to increases in shipping expense due to increased sales volume and compensation expense.

Interest expense declined by $0.1 million in the quarterly comparison mainly due to a reduction in short-term and long-term debt. The $1.4 million increase in net rental and miscellaneous expense was attributable to expenses associated with repairs to the exterior of the office building located on our Elgin, Illinois campus. The increase in repair expenses for this project accounted for the majority of the decline in net income in the quarterly comparison. We expect to incur additional expense of approximately $0.4 million to complete the project, which should occur in the second quarter of fiscal 2015.

The value of total inventories on hand at the end of the first quarter of fiscal 2015 increased by $13.4 million, or 8.5%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2014. The increase in total inventory value was attributable primarily to increased commodity acquisition costs for all major nut types except cashews. The weighted average cost per pound of raw nut input stocks on hand at the end of the first quarter of fiscal 2015 increased by 7.7% over the weighted average cost at the end of the first quarter of fiscal 2014.

“We continue to see strong sales volume growth, especially in our consumer distribution channel, which increased by almost 19% in the quarterly comparison,” stated Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “The increase in volume in the consumer distribution channel came mainly from a 19% volume increase in private brand products driven primarily by increased sales of snack nuts and trail mixes. A 17% increase in volume for Fisher recipe nuts and a 30% increase in volume for Fisher snack nuts also contributed significantly to overall sales volume growth in the consumer distribution channel,” Mr. Sanfilippo noted. “Though the increase in sales volume drove the increase in gross profit, the volume increase in the current first quarter and in the previous three quarters did put pressure on our gross profit margin for the first quarter of 2015. The increased volume depleted our favorable purchase coverage on certain grades of pecans and almonds sooner than anticipated, which ultimately led to increased acquisition costs for these particular nuts when we covered the shortfall during the current first quarter. Consequently, the favorable impact on gross profit from the volume increase did not fully cover the increase in total operating expenses, which partially contributed to the decline in net income in the quarterly comparison,” Mr. Sanfilippo explained. “The majority of the decline in net income in the quarterly comparison was primarily attributable to expenses associated with our Elgin office building repair project, which is expected to be completed in the second quarter,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Friday, October 24, 2014, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-680-0869 from the U.S. or 617-213-4854 internationally and enter the participant passcode of 68016851. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses due to significant disruptions at any of our production or processing facilities; (xvii) the inability to implement our Strategic Plan or realize efficiency measures, including controlling medical and personnel costs; (xviii) technology disruptions or failures; (xix) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; (xx) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xxi) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley HarvestTM, Fisher® Nut Exactly™ and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 25, 2014	September 26, 2013
Net sales	$205,037	$176,697
Cost of sales	174,353	147,328

Gross profit	30,684	29,369

Operating expenses:
Selling expenses	11,072	9,899
Administrative expenses	7,599	7,142

Total operating expenses	18,671	17,041

Income from operations	12,013	12,328

Other expense:
Interest expense	990	1,086
Rental and miscellaneous expense, net	1,910	513

Total other expense, net	2,900	1,599

Income before income taxes	9,113	10,729
Income tax expense	3,198	3,954

Net income	$5,915	$6,775

Basic earnings per common share	$0.53	$0.62

Diluted earnings per common share	$0.53	$0.61

Weighted average shares outstanding
— Basic	11,092,130	10,960,737

— Diluted	11,201,609	11,096,974

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	September 25, 2014	June 26, 2014	September 26, 2013
ASSETS
CURRENT ASSETS:
Cash	$1,705	$1,884	$1,195
Accounts receivable, net	62,804	55,800	50,498
Inventories	171,439	182,830	158,066
Deferred income taxes	3,486	3,484	3,670
Prepaid expenses and other current assets	2,500	5,376	2,892
Assets held for sale	—	—	6,175

	241,934	249,374	222,496

PROPERTIES, NET:	132,451	130,454	133,793

OTHER LONG-TERM ASSETS:
Intangibles, net	4,704	5,246	7,218
Deferred income taxes	1,136	726	1,002
Other	8,713	8,811	8,752

	14,553	14,783	16,972

TOTAL ASSETS	$388,938	$394,611	$373,261

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$19,796	$40,542	$27,842
Current maturities of long-term debt	3,355	3,349	8,539
Accounts payable	59,916	44,907	44,502
Book overdraft	802	2,414	1,914
Accrued expenses	15,891	21,019	14,714
Income taxes payable	827	—	2,797

	100,587	112,231	100,308

LONG-TERM LIABILITIES:
Long-term debt	34,825	35,666	32,980
Retirement plan	14,466	14,372	12,692
Other	5,581	5,515	4,767

	54,872	55,553	50,439

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	85	85	84
Capital in excess of par value	108,899	108,305	106,434
Retained earnings	129,033	123,118	120,205
Accumulated other comprehensive loss	(3,360)	(3,503)	(3,031)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	233,479	226,827	222,514

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$388,938	$394,611	$373,261

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